CREDIT SUISSE FIRST BOSTON CAPITAL LLC
                         CREDIT SUISSE FIRST BOSTON LLC
                               11 Madison Avenue
                               New York, NY 10010

                     VARIABLE PREPAID FORWARD CONFIRMATION


Date:  June 30, 2004

To:    Wendell H. Murphy, Sr.


From:  Credit Suisse First Boston Capital LLC



Re:    Variable Prepaid Forward

Transaction ID:   SFD#01C

External ID:      50050604



Dear Mr. Murphy, Sr.:

            The purpose of this letter agreement (this "Confirmation") is to confirm the terms and conditions of the transaction (the "Transaction") entered into between us on the Trade Date specified below. This Confirmation constitutes a "Confirmation" as referred to in the Variable Prepaid Forward Agreement (the "Agreement") between you ("Counterparty") and Credit Suisse First Boston Capital LLC, a Delaware limited liability company, ("CSFB Capital") dated as of June 19, 2003, with respect to certain Transactions as defined therein.

            This Confirmation supplements, forms part of, and is subject to the Agreement. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

General Terms:

      Trade Date:                       June 30, 2004


      Scheduled Valuation Date:         July 2,  2007  (unless  such date is not
                                        an Exchange Business Day, in which case the Scheduled Valuation Date shall be the next succeeding Exchange Business
                                        Day).


      Selling Shareholder:              Counterparty

      Forward Purchaser:                CSFB Capital


      Issuer:                           Smithfield Foods, Inc.

      Shares (Ticker):                  Shares  of  common  stock of the  Issuer
                                        (SFD)

      Exchange:                         New York Stock Exchange


      Base Number of Shares:            Initially  287,860  Shares,  subject  to
                                        Calculation Agent Adjustment.


      Floor: Initially 100.0% of Initial Price = $29.6189, subject to Calculation Agent Adjustment.

      Cap: Initially 120.0% of Initial Price = $35.5427, subject to Calculation Agent Adjustment.

      Participation above Cap:          0%


      Initial Price:                    $29.6189

      Prepaid Percentage:               89.0%

      Purchase Price:                   $7,588,225.93   (Initial  Price  x  Base
                                        Number of Shares x Prepaid Percentage).


      Payment Date:                     Three (3) Business  Days after the later
                                        of   the   day  on   which   Transaction
                                        Documents  executed by Counterparty  are
                                        received by CSFB  Capital and the day on
                                        which   CSFB   Capital   receives   from
                                        Counterparty   a  number  of  Shares  as
                                        Collateral   equal  to  the   number  of
                                        Shares   specified   in  the  Pledge  of
                                        Collateral provision below.

Valuation:


      Averaging Date Final Price:       The Volume  Weighted  Average  Price per
                                        Share,  as displayed  on Bloomberg  Page
                                        "AQR" for the Issuer,  on each Averaging
                                        Date in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Averaging Date, or if such Volume Weighted Average Price is not available, the market value of one (1)
                                        Share on such date as determined by the Calculation Agent.


      Valuation Date:                   Scheduled  Valuation  Date,  subject  to
                                        extension upon the occurrence of an Averaging Date Market Disruption.


      Averaging Period:                 A period  consisting of (the "Averaging
                                                                      ---------
                                        Dates") ten (10) Exchange  Business Days
                                        -----
                                        prior  to and  including  the  Scheduled
                                        Valuation Date.


      Averaging Date Market Disruption: If (i) a Market  Disruption Event occurs
                                        on  an   Averaging   Date   during   the
                                        Averaging  Period,  then,  for each such
                                        Averaging   Date   on   which   such  an
                                        impairment  occurs,   Calculation  Agent
                                        shall  extend the  Averaging  Period and
                                        the  Valuation  Date by one (1) Exchange
                                        Business  Day or (ii) a Blackout  Period
                                        or a Suspension  Period  commences on an
                                        Averaging   Date  during  the  Averaging
                                        Period,  then the Averaging Period shall
                                        be   tolled   until   the  end  of  such
                                        Blackout Period or Suspension Period, as applicable, and the Valuation Date shall be extended accordingly.


      Blackout Period:                  Any    period     during    which    the
                                        Counterparty  would  be  precluded  from
                                        purchasing  or selling  Shares by reason
                                        of  possession  of  material  non-public
                                        information    concerning   the   Issuer
                                        within the meaning of Rule 10b-5 under the Securities Exchange Act.

                                        Immediately  upon  becoming  aware  of a
                                        Blackout  Period,   Counterparty   shall
                                        notify CSFB Capital by telephone  and in
                                        writing  thereof.  Such notice shall not
                                        specify,  and the Counterparty shall not
                                        otherwise  communicate  to CSFB Capital,
                                        the   reason   for  the   Counterparty's
                                        declaration of a Blackout Period.

      Suspension Period:                Any period  during  which  CSFB  Capital
                                        concludes, in its sole discretion,  that
                                        it is  appropriate  with  respect to any
                                        legal,   regulatory  or  self-regulatory
                                        requirements  or  related  policies  and
                                        procedures    (whether   or   not   such
                                        requirements,   policies  or  procedures
                                        are   imposed   by  law  or  have   been
                                        voluntarily adopted by CSFB Capital), for it to refrain from purchasing or selling Shares.

                                        CSFB    Capital    shall    notify   the
                                        Counterparty    upon    designating    a
                                        Suspension      Period     and     shall
                                        subsequently  notify the Counterparty on
                                        the day CSFB  Capital  believes  that it
                                        may  resume  purchasing   Shares.   CSFB
                                        Capital  need  not  communicate  to  the
                                        Counterparty   the   reason   for   CSFB
                                        Capital's   exercise   of   its   rights
                                        pursuant to this provision.


Settlement Terms:


   Physical Settlement:



      Averaging Date Deliverable
      Number of Shares:                 In respect  of each  Averaging  Date,  a
                                        number of Shares equal to the lesser of A or B, where:

                                        "A" is the result of the Base  Number of
                                        Shares   divided   by  the   number   of
                                        Averaging Dates; and

                                        "B" is the product of C multiplied by D, where:

                                        "C" is the result of the Base  Number of
                                        Shares   divided   by  the   number   of
                                        Averaging Dates, and

                                        "D" is the  result  of  (x)  divided  by
                                        (y), where:

                                        "(x)" is the sum, determined as of the Valuation Date, of

                                        (i) the Floor (expressed as an amount) and

                                        (ii) the  product  of (a) one (1)  minus
                                        the Participation  Above Cap and (b) any
                                        amount   by  which   the   corresponding
                                        Averaging  Date Final Price  exceeds the
                                        Cap (expressed as an amount); and

                                        "(y)"  is  the  corresponding  Averaging
                                        Date Final Price.


      Total Deliverable Number of       The   sum   of   the   Averaging    Date
      Shares:                           Deliverable  Number of Shares for all of
                                        the Averaging Dates.


      Net Stock Settlement:             Counterparty   will  deliver  the  Total
                                        Deliverable  Number  of  Shares  to CSFB
                                        Capital  on  the  Share  Delivery  Date,
                                        unless   Counterparty  elects  the  Cash
                                        Settlement Option, in which case, in lieu of delivering Shares, Counterparty will pay the Cash Settlement Amount on the Cash Settlement Payment Date.

      Share Delivery Date:              The   third   Exchange    Business   Day
                                        following the Valuation Date.


Cash Settlement Option; Eligible        Counterparty  will  have  the  right  to
Contract Participant:                   cash  settle  the  Transaction;  on  the
                                        third   Business  Day   following   each
                                        Averaging Date (each a "Cash  Settlement
                                        Payment  Date")  Counterparty  shall pay
                                        to CSFB  Capital an amount  equal to the
                                        applicable   Cash   Settlement   Amount;
                                        provided  that  Counterparty  shall  not
                                        have  the  right  to  cash   settle  the
                                        Transaction   unless  CSFB  Capital  has
                                        received      written      notice     of
                                        Counterparty's intention to cash settle the Transaction on or before the 30th
                                        Business  Day  prior  to  the  Scheduled
                                        Valuation Date.

                                        Counterparty  represents and warrants as
                                        of the  date  hereof  and as of the date
                                        of  any  amendment  or  modification  to
                                        this  Transaction  or the Agreement that
                                        (i)   it   is  an   "eligible   contract
                                        participant"  as  defined  in  Commodity
                                        Exchange  Act,  as  amended;   and  (ii)
                                        Counterparty   is  entering   into  this
                                        Transaction  in order to manage the risk
                                        associated  with  an  asset  owned  or a
                                        liability   incurred,    or   reasonably
                                        likely to be owned or incurred, by Counterparty.


      Cash Settlement Amount:           In  respect  of  each  Cash   Settlement
                                        Payment   Date,   an   amount   in  U.S.
                                        dollars,  determined  as of the relevant
                                        Averaging Date,  equal to the product of
                                        (i)  the   applicable   Averaging   Date
                                        Deliverable Number of Shares multiplied by (ii) each corresponding Averaging
                                        Date Final Price.


      Net Stock Settlement
      Requirements:                     If   Counterparty   elects   Net   Stock
                                        Settlement,    Counterparty   covenants,
                                        represents  and  warrants  that  (i)  it
                                        will   deliver  to  CSFB   Capital  only
                                        Shares that are eligible  for  immediate
                                        resale by  Counterparty  under  Rule 144
                                        or  Rule  145  and  (ii)  it  (and  each
                                        person  whose  sales of Shares  would be
                                        aggregated  with  Counterparty's   sales
                                        under Rule 144(e)(3)) will not sell any Shares during the three-month period ending on the third Exchange Business
                                        Day following  the  Scheduled  Valuation
                                        Date.


Adjustments:


      Total Return Option:              Inapplicable


      Fixed Dividend Level:             USD 0.00 (zero) per Share


      Method of Adjustment:             Calculation Agent Adjustment.

      Dividend Pass-Through:            If as of the  earlier  of (x)  the  last
                                        Exchange  Business  Day of any  calendar
                                        quarter   during   the   term   of  this
                                        Transaction   and  (y)   the   Scheduled
                                        Valuation  Date,  as  determined  by the
                                        Calculation  Agent,  there  has  been  a
                                        dividend  paid by the  Issuer in respect
                                        of the  Shares  consisting  of  cash  in
                                        U.S.  dollars  per Share or the value of
                                        any non-cash  assets,  as  determined by
                                        the  Calculation   Agent,  (the  "Actual
                                        Dividend") and such Actual Dividend is greater than the Fixed Dividend Level, Seller agrees to pay to Buyer within two (2) Business Days an amount in U.S.
                                        Dollars in immediately available funds by wire transfer equal to the product of the Base Number of Shares multiplied by the difference between the Actual
                                        Dividend  and the Fixed  Dividend  Level
                                        (the "Excess Pass-Through Amount").

                                        If the Actual Dividend is received from the Issuer by Seller, Seller shall pay the Excess Pass-Through Amount, if any, to Buyer within two (2) Business Days after receipt of the Actual Dividend.

                                        If the Actual  Dividend is received from
                                        the  Issuer  by  the  Buyer,  (a) in the
                                        event  that  the  Actual   Dividend   is
                                        greater  than the  Fixed  Dividend,  the
                                        Seller  agrees  that in  fulfillment  of
                                        Seller's  obligation  hereunder,   Buyer
                                        may  retain   the  Excess   Pass-Through
                                        Amount   from   any   dividend   payment
                                        received  by Buyer  from the  Issuer and
                                        shall pay to  Seller  the  remainder  of
                                        such dividend  payment (if any), and (b)
                                        in the event that the Fixed  Dividend is
                                        greater  than the Actual  Dividend,  the
                                        Buyer agrees to pay the Actual  Dividend
                                        to  Seller   within  two  Business  Days
                                        after receipt of the Actual Dividend.

                                        For the avoidance of doubt:

                                        (a)   in making the  determination for a
                                              period  ending  on  the  Scheduled
                                              Valuation  Date,  the  Calculation
                                              Agent shall treat the  Ex-Dividend
                                              Date   of   any   cash    dividend
                                              declared  during  such  period but
                                              not yet paid as the  payment  date
                                              of such cash dividend; and

                                        (b)   Buyer   shall   have  no   payment
                                              obligation    pursuant   to   this
                                              Dividend  Pass-Through   provision
                                              for  a   period   ending   on  the
                                              Scheduled  Valuation Date unless a
                                              Ex-Dividend  Date occurred  during
                                              such    period   for   an   Actual
                                              Dividend.

Extraordinary Events:


      Consequences of Merger Events:

      (a)   Share-for-Share             Additional       Termination      Event,
                                        Counterparty   will   be  the   Affected
                                        Party,   provided   that,   upon  mutual
                                                 --------
                                        agreement   between   CSFB  Capital  and
                                        Counterparty, this Transaction may be amended or recalculated in terms of New
                                        Shares and shall otherwise continue in accordance with the terms hereof.

      (b)   Share-for-Other             Additional       Termination      Event,
                                        Counterparty will be the Affected Party.

      (c)   Share-for-Combined          Additional       Termination      Event,
                                        Counterparty will be the Affected Party.


Additional Termination Events:


      Loss of Economic Stock-Borrow:    Additional       Termination      Event,
                                        Counterparty will be the Affected Party.


      Hedging Impairment:               An  Additional  Termination  Event  will
                                        occur  if,  in   connection   with  CSFB
                                        Capital's hedge,  CSFB Capital's ability
                                        to   purchase  or  sell  shares  of  the
                                        Issuer of the same class as the Shares is significantly impaired; Counterparty will be the Affected Party.


Collateral:


      Pledge of Collateral:             On the  Trade  Date,  Counterparty  will
                                        pledge a  quantity  of  Shares  equal to
                                        the Base  Number  of Shares on the Trade
                                        Date to CSFB Capital in accordance  with
                                        Section 10 of the Agreement.  Throughout
                                        ----------
                                        the   term   of  the   Transaction   the
                                        Counterparty  shall maintain a number of
                                        Shares in the  Collateral  Account equal
                                        to  the  Base   Number  of  Shares,   as
                                        adjusted.


      Release of Pledged Collateral:    On  the  Share   Delivery   Date,   CSFB
                                        Capital will release the  Collateral  to
                                        Counterparty    against   receipt   from
                                        Counterparty  of the  Total  Deliverable
                                        Number  of  Shares;  provided  that,  if
                                                             --------
                                        Counterparty  elects the Cash Settlement
                                        Option,  the Pledged  Securities will be
                                        released   to    Counterparty    against
                                        payment  to  CSFB  Capital  of the  Cash
                                        Settlement Amount.

Additional Representations, Warranties
and Covenants:


      Insider:                           Because  Counterparty is an "affiliate"
                                                                      ---------
                                         (as   defined   in  Rule   144  of  the
                                         Securities  Act of 1933, as amended) of
                                         the Issuer,  the Pledged Securities are
                                         restricted   stock  that  can  only  be
                                         offered   and  sold   pursuant   to  an
                                         effective registration statement,  Rule
                                         144 or other applicable exemption.


      Holding Period; Restrictions       Counterparty  represents  and  warrants
      on Transfer:                       to    CSFB     Capital     that     (i)
                                         Counterparty's   "holding  period"  for
                                                          --------  -------
                                         the    Shares    pledged     hereunder,
                                         determined  in  accordance   with  Rule
                                         144,  commenced  on January  28,  2000,
                                         and the  Issuer is in  compliance  with
                                         Rule  144(c)(1) and (ii) other than the
                                         restrictions   under  Rule  144,   such
                                         Shares are free of any  contractual  or
                                         legal restrictions on transfer.


      Manner of Hedging:                 CSFB  Capital  represents  that it will
                                         execute any  initial  hedging in Shares
                                         in a manner  consistent  with paragraph
                                         (e) of Rule  144.  Consistent  with the
                                         foregoing,   Counterparty   agrees  and
                                         covenants  with  CSFB  Capital  that it
                                         (x) will not sell any  Shares  pursuant
                                         to Rule  144 and (y)  will  cause  each
                                         person  whose sales of Shares  would be
                                         aggregated  with  Counterparty's  sales
                                         under  Rule  144(e)(3)  not to sell any
                                         Shares,  in  each  case,   without  the
                                         written consent of CSFB Capital.


Other Provisions:

   Calculation Agent:                    CSFB Capital,  whose determinations and
                                         calculations  shall be  binding  absent
                                         manifest error.


   Default Rate:                         Cost of funding plus 2.00%.


Additional Provisions:

                                         The date  and time of this  Transaction
                                         will be  furnished  by CSFB  Capital to
                                         Counterparty upon written request



                                         CSFB LLC will  furnish to  Counterparty
                                         upon written  request a statement as to
                                         the    source   and   amount   of   any
                                         remuneration    received   or   to   be
                                         received  by  CSFB  LLC  in  connection
                                         with any transaction

                                         CSFB  Capital  is not a member  of SIPC
                                         (Securities     Investor     Protection
                                         Corporation).


MATTERS RELATING TO CSFB LLC:

                                         (a)  CSFB  LLC  has no  obligation,  by
                                         guaranty,   endorsement  or  otherwise,
                                         with  respect  to  performance  of CSFB
                                         Capital's      and       Counterparty's
                                         obligations.


                                         (b) CSFB Capital  represents that it is
                                         an  "OTC  derivatives  dealer"  as such
                                         term  is  defined  in  the   Securities
                                         Exchange  Act and is an  affiliate of a
                                         broker-dealer,   CSFB   LLC,   that  is
                                         registered with and  fully-regulated by
                                         the Securities and Exchange  Commission
                                         ("SEC").   CSFB   LLC   acted  as  CSFB
                                         Capital's   agent  in  effecting   this
                                         Transaction.


Account Details:


      Payments to Counterparty:          Bank Name: Bank of New York, NY, NY

                                         ABA Routing #: 021 000 018

                                         Name on Account: Pershing LLC

                                         Account #:

                                         For further credit to: Wendell H.
                                         Murphy, Sr. to Sub Account #:


      Payments to CSFB Capital:          PAY TO:      Citibank N.A., New York

                                         ABA NUMBER:  021-000-089

                                         FOR A/C OF:  Credit Suisse First
                                                      Boston Capital LLC

                                         ACCOUNT #:


                                         Credit Suisse First Boston LLC
      Deliveries to CSFB Capital:        DTC: 355
                                         Ref a/c:


REGULATORY DISCLOSURE REPRESENTATION:

                                         The  counterparty  represents  that  it
                                         has  received  from  CSFB  Capital  the
                                         "Risk  Disclosure  Statement  regarding
                                         OTC  Derivative  Products and Notice of
                                         Regulatory     Treatment"    and    has
                                         reviewed,  signed  and  returned a copy
                                         of such document to CSFB Capital.

            Please confirm that the foregoing correctly sets forth the terms of our agreement by executing the copy of this Confirmation enclosed for that purpose and returning it to us.


                                        CREDIT SUISSE FIRST BOSTON CAPITAL LLC


                                        By:
                                            ------------------------------------
                                            Name: Samantha Waddell
                                            Title: Vice President Operations



                                        CREDIT SUISSE FIRST BOSTON LLC,
                                        solely in its capacity as Agent


                                        By:
                                             -----------------------------------
                                             Name: Thomas Decker
                                             Title: Vice President Operations




COUNTERPARTY-WENDELL H. MURPHY, SR.


----------------------------
Name: Wendell H. Murphy, Sr.